Exhibit 4i.(1)

JPMorgan Chase Bank, N.A., as

Administrative Agent under the Credit

Agreement referred to below

Attention: Joyce King and Helen Davis

Ladies/Gentlemen:

Please refer to the letter dated April 29, 2008 from Northwest Natural Gas Company (the “Company”) requesting an extension of the scheduled Maturity Date under and as defined in the Credit Agreement dated as of May 31, 2007 among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). Subject to satisfaction of the conditions set forth in Section 2.14(a) and (c)-(g) of the Credit Agreement, the undersigned consents to the extension of the scheduled Maturity Date from May 31, 2012 to May 31, 2013.

This agreement may be executed in any number of counterparts, each of which shall be deemed to bean original instrument and all of which together shall constitute a single agreement.

[Print or type full legal name of Lender]

By:
Name:
Title:

Date:

Acknowledged and Agreed to by:

Northwest Natural Gas Company

By:
Name:
Title:
Date: